[EXHIBIT 99.3]

                      CONSULTING AGREEMENT

This consulting agreement (this "Agreement"), effective as of May
31, 2006 is entered by and between PSI- TEC Holdings, a Nevada
Corporation ("the Company") and Draco Financial LLC. a Florida
Limited Liability Company ("Consultant").

RECITALS
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WHEREAS, Consultant has experience in the area of corporate finance, investor communications and financial and investor public relations;
and

WHEREAS, the Company desires to engage the services of Consultant to assist and consult with the Company in matters concerning corporate finance, investor communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, and intending to be legally bound, the Company and Consultant agree as follows:

1.  Term of Consultancy. The Company engages Consultant to act in
    -------------------
    a consulting capacity to the Company, and the Consultant agrees to provide services to the Company commencing on the date first set forth above and ending one year later (the "term of this Agreement.")

2.  Duties of Consultant. The Consultant will generally provide
    --------------------
    the following specified consulting services ( the "Services") through its officers and employees during the term of this
    Agreement:

    A. Advise and assist the Company in developing and implementing appropriate plans and materials for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

    B.  Introduce the Company to the financial community;

    C. With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy, and personnel, as they may evolve during such period, and advise and assist the Company in communicating appropriate information regarding such plans, and personnel to the financial community;

    D. Assist and advise the Company with respect to its (i) stockholder and


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        investor relations, (ii) relations with brokers,
        dealers, analysts and other investment
        professionals, and (iii) financial and media public relations generally;

    E. Perform the functions generally assigned to investor/stockholder relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); assisting in the preparation of press releases for the Company with the Company's involvement and approval or reviewing press releases, reports and other communications with or to shareholders, the investment community and the general public; advising with respect to the timing, form, distribution and other matters related to such releases, reports, communications and consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos, and names, and other matter relating to corporate image.

    F. Upon receipt of the Company's approval, disseminate information (media kit) regarding the Company to shareholders, brokers, dealers and other investment community professionals and the general investing public.

    G. Upon receipt of the Company's approval, conduct meetings in person or by telephone, with brokers, dealers, analysts, other investment professionals and the general investment public;

    H. At the Company's request, review business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising the Company of the investment community implications thereof; and

    I. Otherwise perform as the Company's financial relations and public relations consultant.

1.  Allocation of Time and Energies. The Consultant will perform
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    the Services in a professional manner in accordance with
    accepted industry standards and in compliance with applicable securities laws and regulations. Although no specific hours-per-day requirement will be required, the parties acknowledge and agree that a disproportionately large amount of the effort to be extended and the costs to be incurred by the Consultant and the benefits to be received by the Company are to be expected to occur upon and shortly after, and in any event, within two months of the effectiveness of this Agreement. It is explicitly understood that Consultants performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock.

2.  Remuneration. As full and complete compensation for the
    ------------
    Consultant's agreement to perform the Services, the Company shall compensate the Consultant as follows:


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    A.  For undertaking this engagement and for other good  and valuable consideration, the Company agrees to issue and deliver to the Consultant a "Commencement Bonus" payable in the form of 200,000 shares of the Company's Common Stock ("Common Stock"). This Commencement Bonus shall be issued to the Consultant immediately following execution of the Agreement and shall, when issued to the Consultant be fully paid and non assessable. The Company understands and agrees that engagement and the Company derives substantial benefit from the execution of this Agreement and the ability to establish its relationship with the Consultant. The shares of Common Stock issued as a Commencement Bonus, therefore, constitute payment for Consultant's agreement to consult with the Company and are a prepayment for future services. If the Company attempts to terminate this Agreement prior to the expiration of its term for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the Shares paid to it hereunder.

    B. All Shares of the Common Stock issued pursuant to this Agreement shall be issued in the name of Consultant. The Company agrees that it will use its best efforts to include all shares issued to Consultant hereunder in the Company's next
        Registration Statement to be declared effective by the SEC as soon as possible thereafter.

5.  Expenses. Consultant agrees to pay for all its expenses (phone,
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    labor, etc.), other than extraordinary items for which the
    Company will reimburse Consultant. Such extraordinary items include travel and entertainment required by/or specifically requested by the Company, luncheons or dinners for large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications and like expenses approved by the Company prior to its incurring an obligation for reimbursement.

6.  Indemnification. The Company agrees to indemnify and hold
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    Consultant harmless from and against any losses, damages or liabilities related to or arising out of Consultant's engagement, and will reimburse Consultant for all reasonable expenses (including reasonable counsel fees) as they are incurred by Consultant in connection with investigating, preparing for or defending any action or claim related thereto, whether or not in connection with pending or threatened litigation in which Consultant is a party. The Company will not, however, be responsible for any actions, claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of Consultant. The Company also agrees that Consultant shall not have any liability for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result primarily from the bad faith or gross negligence of Consultant. In the


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    event that the foregoing indemnity is unavailable (except by reason of the bad faith or gross negligence of Consultant), then the Company shall contribute to amounts paid or payable by Consultant in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits as to which such losses, claims, damages or liabilities relate to and other equitable considerations; provided, however, that in no event shall the amount to be contributed by Consultant exceed the amounts actually received by Consultant. The foregoing shall be in addition to any rights that Consultant may have at common law or otherwise and shall extend upon the same terms to inure to the benefit or and director, officer, employee, agent or controlling person Consultant.

7.  Representations. The Company warrants and represents that all
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    oral communications, written documents or materials furnished to Consultant are accurate, and the Consultant warrants and represents that all communications by Consultant with the public with respect to the financial affairs, operations, profitability and strategic planning of the Company will be in accordance with information provided to it by the Company. The Company may rely upon the accuracy of the information provided by the Company without independent investigation. Consultant represents that it is not required to maintain any licences and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that to the beast of its knowledge. Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

8.  Status as Independent Contractor. Consultant's engagement
    --------------------------------
    pursuant to this Agreement shall be as independent contractor, and not as employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payments shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

9.  Attorneys Fees. If any legal action or any arbitration or other
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    proceeding is brought for the enforcement or interruption of the Agreement, or because of alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs in connection with that action or proceeding, in addition to any other relief to which they may be entitled.

10. Waiver. The waiver by either party of a breach of any provision
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    of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.


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11. Notices. All notices, requests, and other communications
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    hereunder shall be deemed to be duly given if sent by U.S.
    mail, postage, prepaid, addressed to the other party at the address set forth herein below:





    Draco Financial                    PSI Tech Holdings 2601
                                       ----------------------
    1101 N. LK  Destiny Rd.            Annand Drive
                                       ------------
    Suite 365                          Suite 16
                                       --------
    Maitland, FL  32751                Wilmington, Delaware  19808
                                       ---------------------------

    Either party may change address to which notices for it shall be addressed by providing notice of such change to other party in the manner set forth in this paragraph.

12. Choice of Law, Jurisdiction and Venue. This Agreement shall be
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    governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its conflict of laws choice of law principals.

13. Arbitration. Any controversy of claim arising out of or
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    relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in Wilmington, Delaware, in accordance with the applicable rules of the American Arbitration Association, and judgement on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

14. Complete Agreement. This Agreement contains the entire
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    agreement of the parties relating to the subject matter
    hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.







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AGREED TO:


"The Company"                     PSI-TEC HOLDINGS




Date:   6/19/06                   By: /s/ Ron Genova
      -------------                   ----------------------
                                      Ron Genova, CEO
                                      & Its Duly Authorized Officer




"Consultant"                      DRACO FINANCIAL LLC




Date:   6/14/06                   By: /s/Rick Esquivel
     -------------                    ----------------------
                                      Rick Esquivel, CEO
                                      & Its Duly Authorized Officer




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